EXHIBIT 10.1

                                   AGREEMENT

      This agreement is entered into effective as of the 31st day of December, 1992 by and between Texas Meridian Resources Exploration, Inc., a Texas corporation, having offices at 15995 North Barkers Landing, Suite 300, Houston, Texas 77079, but sometimes hereinafter collectively referred to as "TMRX", and Texoil Company, a Tennessee corporation, authorized to do business in the States of Texas and Louisiana, with offices at 1600 Smith Street, Suite 4000, Houston, Texas 77002, hereinafter referred to as "Texoil", all of which are corporations appearing herein and acting through their duly authorized representatives, which agreement is hereinafter referred to as "the Agreement."

      WHEREAS, Texoil is the owner of certain Prospects, Data, Leases, Options and Additional Prospects, all as hereinafter defined.

      WHEREAS, (a) TMRX desires to hereby acquire from Texoil and Texoil hereby desires to convey to TMRX any and all right, title and interest, whether economic or beneficial, that Texoil owns regarding the Prospects and (b) TMRX desires to acquire from Texoil and Texoil desires to convey to TMRX the exclusive option to acquire any and all interests, whether economic or beneficial, that Texoil owns regarding the Additional Prospects.

      WHEREAS, TMRX and Texoil intend that this Agreement shall supersede any and all prior communications, agreements, discussions and understandings related to the matter set out herein.

      NOW THEREFORE, in consideration of the premises, covenants, and agreements set forth herein and for good and valuable consideration, the sufficiency and receipt of which are hereby acknowledged, the parties hereto, intending to be legally bound hereby, agree as follows:

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                                      I.

                                  DEFINITIONS

DEFINITIONS. As used herein, the following terms shall have the meaning indicated, unless otherwise required.

ADDITIONAL DATA: "Additional Data" means the seismic license agreements, geophysical and other geological data, maps, files, enhancements, interpretations, rights, titles and interests in other materials related thereto and any other economic and/or beneficial interests in any other material covering an Additional Prospect.

ADDITIONAL PROSPECT: "Additional Prospect" means a Prospect owned by Texoil and identified and described in Exhibits "B-1" through "B-7" of this Agreement.

ADDITIONAL PROSPECTS: "Additional Prospects" means, collectively, the prospects identified and described in Exhibits "B-1" through "B-7" of this Agreement.

BAYOU LAFOURCHE LETTER AGREEMENT: "Bayou Lafourche Letter Agreement" means the letter agreement dated October 22, 1992, pertaining to the Bayou Lafourche Prospect, by and between Texoil and Boudreaux Properties, Inc., a copy of which is attached as Exhibit "C" to this Agreement.

CONFIDENTIALITY AGREEMENT: "confidentiality Agreement" means that certain agreement dated December 31, 1992 by and between Texoil and TMRX regarding the confidentiality of the Additional Prospects and the Additional Data. The Confidentiality Agreement is attached hereto and made a part hereof as Exhibit "D".

DATA: "Data" means the seismic license agreements, geophysical and other geological data, maps, files, enhancements, interpretations, rights, titles and interests in other materials related thereto and any other economic and/or beneficial interests in any other material covering a Prospect.

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GENERATING GEOLOGIST: "Generating Geologist" means the geologist who was previously engaged or employed by Texoil and who is credited with conceiving and identifying a Prospect or Additional

Prospect.

GENERATING GEOLOGISTS' AGREEMENTS: "Generating Geologists' Agreements" means the agreements between TMRX and the Generating Geologists as follows:

      1. Letter Agreement dated December 30, 1992, by and between TMRX and George L. Parker.

      2. Letter Agreement dated December 30, 1992, by and between TMRX and Michael F. Murry, Jr.

      3. Letter Agreement dated December 30, 1992, by and between TMRX and Thomas K. Joeckel.

GENERATING GEOLOGISTS' OVERRIDE: "Generating Geologists' Override" means the overriding royalty interest in a Prospect or Additional Prospect which has been granted to the Generating Geologist by TMRX pursuant to the Generating Geologist's Agreements.

GROUND FLOOR: "Ground Floor" means a proportionate share of TMRX's actual third party, out-of-pocket costs, and all actual costs incurred by TMRX to: (i) acquire the Prospects and the Data; and (ii) conduct any additional geophysical operations (including, but not limited to three dimensional surveys); and (iii) acquire additional geophysical and/or geological data, process and/or reprocess any of the Data or Additional Data; and (iv) purchase the Lease Options or other lease options, leases, subleases (including all lease acquisition costs) and/or farmout/farmin agreements; and (v) subject to the terms of the JOA hereinbelow defined, drill, log, core, test, complete, equip and operate any well, or wells, drilled on the applicable Prospect pertaining to an elected leasehold working interest.

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LEASE OPTIONS: "Lease Options" means, with respect to a Prospect or Additional
Prospect the option, or options, to acquire oil, gas and mineral leases, and/or any oil, gas and mineral lease(s) which Texoil owns, or has the right to own, and any permit(s) appertaining thereto.

NEW LEASE OPTIONS: "New Lease Options" means, with respect to any Prospect or Additional Prospect, options to acquire oil, gas and mineral leases, and/or any permits pertaining thereto which acquired by or for TMRX over and upon the Prospects and/or Additional Prospects.

PROSPECT: "Prospect" means a geographic area embracing a subsurface geological feature which has been identified and defined by a Generating Geologist, and is believed to be prospective of commercial hydrocarbons, is owned by Texoil, and is identified and described in Exhibits "A-1" through "A-15." A Prospect may include other economic benefits, and options to acquire oil and gas leases covering some, but not all of the lands embraced within the Prospect.

PROSPECTS: "Prospects" means, collectively, the prospects identified in Exhibits "A-1" through "A-15" of this Agreement.

                                      II.

                        REPRESENTATIONS AND WARRANTIES

      Texoil hereby represents and warrants to TMRX that Texoil is the owner, free and clear of all liens and encumbrances the Prospects, and Data; all Additional Prospects, and Additional Data; and the Lease Options.

      To the best knowledge of Texoil, Texoil has delivered to TMRX all of the Data, and the Additional Data, in Texoil's possession and except as to any claims by: (i) any Generating Geologist under an Generating Geologist Agreement; and/or (ii) any claim by Dan Smith under any agreement between Dan Smith and TMRX; and (iii) any claim by Boudreaux Properties, Inc. under the Bayou

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Lafourche Letter Agreement, there are no third party(s) who claim, or may claim, title or any interest whatsoever in and to the Prospects, the Data, the Additional Prospects, and Additional Data or the Lease Options. However, Texoil makes no warranty, express or implied, as to the material completeness of the Prospects, the Data, the Additional Prospects, the Additional Data or the Lease Options.

      Reference is hereby made to the Bayou Lafourche Letter Agreement, and to all of the terms and provisions contained therein, as if same had been copied in full herein. Except for Texoil's agreement with Boudreaux Properties, Inc., as contained in the Bayou Lafourche Letter Agreement, Texoil has incurred no obligation or liability, contingent or otherwise, for lease brokers' fees, lease brokers' overriding royalty interests and/or any other burden and/or encumbrance payable to lease brokers with respect to the transactions contemplated by this Agreement, and, if any such obligation, or liability, burden and/or encumbrance payable to lease brokers incurred by Texoil exists, it shall remain the sole obligation of Texoil, and TMRX shall have no liability or responsibility thereof. Texoil hereby agrees to indemnify and hold TMRX harmless from and against any and all damages, claims, causes of action, and reasonable attorney fees, incurred by TMRX as a result of any such obligation, liability and/or claim therefor save and except any such obligation, liability and/or claim under any of the Generating Geologist's Agreements, or any agreements between Dan Smith and TMRX or Boudreaux Properties, Inc. under the Bayou Lafourche Letter Agreement.

      Save and except for any knowledge and information which Dan Smith may have and has not disclosed to Texoil, Texoil has no knowledge of any matter which does nor could materially, adversely or specifically, affect the Prospects, the Data, the Lease Options, the Additional Prospects

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or the Additional Data which has not been revealed to TMRX by Texoil.
Nevertheless, Texoil makes no warranty, express or implied, that such is the case.

      Except TMRX's obligations under the Generating Geologist's Agreement, TMRX hereby represents and warrants to Texoil that TMRX has incurred no obligation or liability, contingent or otherwise, for brokers' for finders' fee with respect to the transactions contemplated by this Agreement, and, if any such obligation or liability incurred by TMRX exists, it shall remain the sole obligation of TMRX, and Texoil shall have no liability or responsibility thereof. TMRX hereby agrees to indemnify and hold Texoil harmless from and against any and all damages, claims, causes of action, and reasonable attorney fees, incurred by Texoil as a result of any such obligation, liability and/or claim therefor.

                                     III.

                                 SALE OF DATA

      A. In consideration of the mutual covenants contained herein, the payment by TMRX to Texoil of the cash sum of Five Hundred Thousand and No/100 ($500,000.00) Dollars, the receipt and sufficiency of which by Texoil is hereby acknowledged, Texoil hereby agrees and does hereby bargain, grant, sell, assign, convey and deliver unto TMRX all of Texoil's right, title and interest in the Prospects and the Data and the rights to Data. The allocation of such consideration as between the various individual prospects is set forth in Exhibit "E" hereto and made a part hereof for all purposes. It is further agreed that if Texoil subsequently receives, or has the right to receive, any additional seismic data, geophysical or other geological data or any maps, files, interpretations, rights, titles and interests in other materials related to the Prospects, or the Data, directly and indirectly,

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and/or any other economic and/or beneficial interest(s) which pertains to the
Prospects, or the Data, that Texoil will immediately deliver the right to receive such additional data to TMRX without additional consideration.

      B. Texoil agrees to deliver all of the Data to TMRX contemporaneously with the execution hereof.

                                      IV.

                             SALE OF LEASE OPTIONS

      For the consideration herein expressed, Texoil hereby assigns and conveys all of its right, title and interest in the Bayou Lafourche Letter Agreement to TMRX.

      Texoil represents that, with the exception of the rights under the Bayou Lafourche Letter Agreement, it has no other oil, gas or mineral leases, or options to acquire oil, gas and mineral leases covering lands, or interests therein, or right, option or agreement to acquire any oil, gas and mineral lease(s) or lease option(s) covering lands, or interests therein, situated within the geographical boundaries of the Prospects.

      Texoil hereby agrees that it will not, directly or indirectly, acquire, or compete with TMRX in any manner, on its own behalf or for any third party(s) interest for the purpose of acquiring, any interest in any oil, gas and mineral lease(s), sublease(s), option to acquire oil, gas and mineral lease(s) or any other interest in any agreement which may relate to the right to drill and/or explore for oil or gas upon any portion of the lands included in the Prospects without the prior written consent of TMRX. In the event that Texoil does acquire any such oil, gas and mineral lease(s), sublease(s), options(s) to acquire oil, gas and mineral lease(s) than all of such leases, options, agreements, or any other similar materials or instruments shall be promptly assigned, transferred and conveyed to TMRX

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by instrument acceptable to TMRX and the leases, agreements, etc. shall be covered by and subject to the terms, conditions and provisions of this Agreement.

                                      V.

                                TEXOIL OVERRIDE

      It is hereby granted that with respect to any oil, gas and mineral lease which may result from TMRX: (i) exercising any of the Lease Options; and/or (ii) acquiring any oil, gas and mineral lease(s) which results from TMRX exercising of any new option to acquire any oil, gas and mineral lease(s) covering lands, or interests therein, situated in any of the Prospects which new options(s) is acquired by TMRX either before or after the effective date hereof; and/or (iii) acquiring any other oil, gas and mineral lease(s), or sublease(s), covering lands situated in any of the Prospects which lease(s) or sublease(s) by TMRX either before or after the effective date hereof, all of such oil, gas and mineral lease(s), or sublease(s), or New Lease Options (regardless of how so acquired by TMRX either before or during the term of this Agreement), all of which shall be referred to collectively as "Leases," TMRX will assign to Texoil a overriding royalty interest equal to two and one-half (2.5%) percent of 8/8ths of the oil, gas and other minerals produced from each such Lease subject to: (i) proportionate reduction to the extent that such Lease(s) covers less than the entirety of the mineral estate underlying the lands covered thereby; and (ii) the terms, conditions and provisions of such Lease, and any amendments thereto; and (iii) the terms of this Agreement.

      Notwithstanding the foregoing, it is agreed that such overriding royalty interest shall be reduced, if necessary, to the extent required to enable TMRX to receive a seventy-five (75%) percent of 8/8ths net revenue interest from such Lease, after deduction for: (a) lessor royalty; (b) overriding royalty payable to any lease broker; and (c) the Generating Geologist Override and any overriding

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royalty interest payable to Dan Smith, provided however that the Generating
Geologist Override and any overriding royalty interest to Dan Smith shall not exceed 1.75% in the aggregate, and provided however, that in no event will Texoil's overriding royalty interest be less than an undivided two (2.0%) percent of 8/8ths, subject to proportionate reduction in instances in which such Lease may cover less than the entirety of the mineral estate underlying the lands covered thereby. The foregoing notwithstanding, it is agreed, however, that Texoil's overriding royalty interest with respect only to Bayou Lafourche Prospect shall be three and three-fourths (3.75%) percent reducible to not less than three and one-fourth (3.25%) percent calculated on the same basis as set forth above. The foregoing overriding royalty interest shall be referred to as the "Texoil Override."

      All assignments of overriding royalty will be made and delivered in recordable form and given with warranty of title by, through and under the assignor therein, but not otherwise, or such lessor warranty as may be given by the lessor in the applicable Lease or controlling instrument as the case may be. Any such assignment of overriding royalty interest will be delivered prior to the spudding of the first well drilled by TMRX on the applicable Prospect or Additional Prospect as the case may be.

      Notwithstanding anything to the contrary herein, it is hereby understood, recognized and agreed by Texoil and TMRX that the possibility exists that TMRX may acquire all, or a part, of an interest in certain lands located in the Prospects and/or the Additional Prospects by way of lease(s), sublease(s), farmout/farmin agreement(s), and assignments relating thereto, from a third party(s) who may (by virtue of the instrument(s) creating the interest in TMRX) reserve and/or retain a present and/or future right and option to participate as a working interest owner in the drilling of a well, or wells, on the Prospects and/or Additional Prospects, as the case may be. In the event that any such

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third party(s) make such an election, and as a result of such election TMRX's working interest (in the applicable lease(s), sublease(s), well, or wells, drilled on the applicable lease(s), or sublease(s), made the subject of the election, or upon lands pooled therewith) is reduced from one hundred percent (100%), then the Texoil Override shall be proportionately reduced by the same factor which TMRX's interest is so reduced by virtue such third party election.

                                      VI.

                         GENERATING GEOLOGIST OVERRIDE

      In consideration for the Generating Geologists' contributions to the Prospects, it is agreed that the Generating Geologists will be entitled to receive an assignment from TMRX of a overriding royalty interest. The overriding royalty interest to the Generating Geologist shall be applicable to each lease acquired by TMRX insofar as each such Lease covers lands situated in the Prospect and/or Additional Prospect.

      The assignment of the applicable Generating Geologists' Override shall be subject to: (i) proportionate reduction to the extent that such Lease(s) covers less than the entirety of the mineral estate underlying the lands covered thereby; and (ii) the terms, conditions and provisions of such Lease, and any amendment thereto; and (iii) the terms of this Agreement; and (iv) special warranty of title by the assignor only, and (v) the Generating Geologists' Agreements.

                                     VII.

                           WORKING INTEREST ELECTION

      As additional consideration for the conveyance of the Prospects, the Data, the Lease Options by Texoil to TMRX, TMRX hereby grants to Texoil the right and option to purchase up to a maximum of ten (10%) of 8/8ths leasehold working interest, on a "ground floor" basis. The leasehold

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working interest acquired by Texoil shall be subject to Texoil's bearing its prorata share of all lease burdens, including, but not limited to: (a) lessor's royalty; (b) overriding royalties; (c) other intervening third party burdens;
(d) the Texoil Override; and (e) the Generating Geologist Override and any overriding royalty interest payable to Dan Smith, provided however that the Generating Geologist Override and any overriding royalty interest to Dan Smith shall not exceed 1.75% in the aggregate. Texoil will not bear any overriding royalty interest subsequently created by TMRX for TMRX's officers, directors or employees (unless any such employee is also a Generating Geologist).

      In order for Texoil to elect to purchase a working interest ownership as above provided, such election by Texoil must be delivered to TMRX in writing within thirty (30) days following Texoil's receipt from TMRX of (i) a recommendation to drill a well on a Prospect or Additional Prospect which is proposed likewise to all owners of interest in the Prospect or Additional Prospect, and (ii) an Authorization For Expenditure ("AFE") provided by TMRX proposing Operations under the JOA, including, but not limited to the drilling of a test well on the applicable Prospect. Texoil's election shall set forth the percentage of leasehold working interest which Texoil elects to purchase. For purposes of making its election to purchase the Texoil Working Interest, at all times during regular business hours during said thirty (30) day election period, Texoil shall have the right at its sole cost and expense to examine the Data, Additional Data, and the engineering and land records and geological and geophysical records ("materials") of TMRX relating to the Prospect (at TMRX's offices, or the site of the Data or Additional Data) to which the election is applicable; provided, however, TMRX will not warrant or represent the accuracy and/or completeness of such Data, Additional Data, and the engineering and land records. Any election by Texoil shall be based solely upon its own decisions, evaluations and interpretations of such Data, Additional Data, and the

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engineering and land records. Such election shall be accompanied by full payment for its proportionate share of costs incurred by TMRX as of the date of such recommendation to drill, plus Texoil's proportionate share of the costs as detailed on the AFE submitted by TMRX, provided, however, that Texoil's payment of the costs, based upon the AFE, shall not be required earlier than thirty (30) days prior to the anticipated date of such operation or spud date of the well as the case may be. After Texoil timely elects to purchase a Texoil Working Interest, Texoil and its designees shall be entitled to review and examine all such materials, provided however that Texoil's designees will be subject to the terms of a confidentiality agreement. In the event Texoil fails to timely and properly make an election, as provided above, it shall be deemed that Texoil has elected NOT to purchase any leasehold working interest in the applicable
Prospect and any well(s) drilled thereon, and the option set out herein shall automatically terminate.

      In the event that Texoil does timely and properly elect to purchase a leasehold working interest in a Prospect, hereinafter referred to as the "Texoil Working Interest," and upon TMRX's receipt of payment by Texoil to TMRX of Texoil's share of all costs, as above provided, incurred by TMRX associated with the applicable Prospect as of the date of such election, TMRX shall immediately assign to Texoil the Texoil Working Interest to the extent Texoil has so elected. Such assignment shall be executed and delivered in recordable form and subject to: (i) the terms, conditions and provisions of the applicable Leases included in the applicable Prospect; and (ii) the burdens against such Leases existing as of the date of such election (which burdens shall include, but shall not be limited to the Generating Geologist Override, and the Texoil Override); and (iii) the terms, conditions and provisions of a Joint Operating Agreement, hereinafter referred to as the "JOA," a copy of which is attached hereto as Exhibit "F" and made a part hereof for all purposes; which JOA

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will govern and control the operations on the applicable Prospect, on a
Prospect-by-Prospect basis, provided however, that in any event where the JOA is NOT applicable because another joint operating agreement is being utilized in order to satisfy an agreement with a third party working interest owner in the applicable Prospect, such other joint operating agreement shall apply.

      Notwithstanding anything to the contrary herein, in the event that Texoil purchases a Texoil Working Interest, and prior to the drilling of a first well on the applicable Prospect, or Additional Prospect, should TMRX propose to conduct a three dimensional survey operation on the applicable Prospect, or Additional Prospect, Texoil shall have the right to defer its share of the cost of such operation until the results of such operation are available for Texoil's review. Within thirty (30) days after the results of he operation are available to Texoil, Texoil must either pay its proportionate share of the total costs of such operation or it shall be deemed to have elected to not join in any future operations on the applicable Prospect, or Additional Prospect, and shall forfeit all of its right, title and interest therein. In such event, TMRX shall return to Texoil all of Texoil's actual payments made to TMRX as a result of the purchase of the Texoil Working Interest in the applicable Prospect or Additional Prospect.

      In the event a discrepancy exists between the terms, conditions and provisions of this Agreement and the JOA, or any other joint operating agreement, if applicable, this Agreement shall govern and control as between TMRX and Texoil.

      Notwithstanding the foregoing, in the event that any third party elects to become a working interest owner by exercising a prior reservation for same (under the same instances as provided for in the Texoil Override), then the leasehold working interest available to Texoil (for purposes of

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electing to purchase the Texoil Working Interest) shall be proportionately reduced by the same factor which TMRX's interest is so reduced by virtue of such third party election.

                                     VIII.

                          ADDITIONAL PROSPECTS OPTION

      For a period of six (6) months after the effective date hereof, TMRX shall have the exclusive option, but not the obligation, to purchase from Texoil, on a prospect by prospect basis, any or all of the Additional Prospects.

      In the event that TMRX elects to exercise it's option to purchase any of such Additional Prospect(s) TMRX shall within such six (6) month period give written notice thereof to Texoil accompanied by TMRX's check payable to Texoil in the amount of Twenty-Five thousand and No/100 ($25,000.00) Dollars per prospect. Upon receipt of such written notice and payment from TMRX, Texoil shall, within ten (10) days therefrom, deliver all Additional Data and rights to Additional Data pertaining to the Additional Prospect that is the subject of such notice. In the event Texoil owns, or has the right to own, any lease option(s), lease(s), sublease(s) and/or any interest in any agreement(s) pertaining thereto, Texoil shall, without any additional consideration, immediately assign, transfer and convey all of Texoil's right, title and interest in and to such lease option(s), lease(s), sublease(s) and/or any agreements(s) to TMRX by instrument in a form acceptable to TMRX which shall be with special warranty of title only.

      As to each and every Additional Prospect acquired by TMRX, if any, such Additional Prospect will become subject to the terms, conditions and provisions of this Agreement upon the same terms as the Prospects, the Data, the Lease Options, and the Leases; provided however, that

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the Texoil Override shall be calculated and determined upon the same basis as the Prospects (save and except the Bayou Lafourche Prospect).

      In the event TMRX fails to timely exercise its option to purchase any Additional Prospect, any deliver the purchase price applicable thereto, then it will be deemed that TMRX has elected NOT to acquire such Additional Prospect. With respect to each such Additional Prospect which is not timely acquired by TMRX as above provided, it is hereby agreed that such Additional Prospect shall, in such instance, no longer be subject to this Agreement and TMRX shall, as soon as reasonable practicable, return the Additional Data on such Additional Prospects to Texoil. However, each such Additional Prospect shall continue to be subject to the Confidentiality Agreement.

                                      IX.

                                 MISCELLANEOUS

      This Agreement, and the Exhibits attached hereto, constitute the entire Agreement between Texoil and TMRX pertaining to the subject matter hereof and supersedes all prior letters, agreements, understandings, negotiations and discussion, whether oral or written, pertaining to said subject matter and there are no warranties, representations or other agreements between Texoil and TMRX in connection with the subject matter hereof except as specifically set forth herein. No supplement, amendment, alteration, modification, waiver or termination of this Agreement shall be binding unless executed in writing by both parties hereto.

      No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provision hereof, whether or not similar, nor shall such waiver constitute a continuing waiver, unless otherwise expressly provided.

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      The captions in this Agreement are for convenience purposes only and shall not be considered a part of, or effect, the construction or interpretation of any provision of this Agreement.

      This Agreement, and the Exhibits hereto, shall be governed and construed in accordance with the laws of the State of Texas. The validity of the various conveyances affecting the title to the Prospects, the Data, the Additional Prospects, the Additional Data, the Lease Options, New Lease Options and the Leases, and all other matters related hereto, shall be governed by and construed in accordance with the laws of the State of Texas.

      Any notice, communication, request or instruction required or permitted hereunder shall be given in writing and shall be deemed to have been duly given and received on the earlier of: (i) the date on which such notice or other communication is actually received by the intended recipient thereof, or (ii) the date seven (7) days after the date such notice or communications mailed by registered or certified mail, return receipt requested, postage pre-paid, or by pre-paid telegram, contemporaneously confirmed by telex, or facsimile (FAX) transmission, courier or other similar method as follows:

      If to Texoil:

            Texoil Company
            1600 Smith Street, Suite 4000
            Houston, Texas 77002
            Attn: Mr. Walter L. Williams
            FAX NO.  (713) 652-9601

      If to TMRX:

            Texas Meridian Resources Corporation
            15995 North Barkers Landing, Suite 300

            Houston, Texas 77097
            Attn: Mr. Joseph A. Reeves, Jr.
            FAX NO. (713) 558-5595

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(or at such other address or in care of such other person as shall hereafter be designated in writing by either party to the other).

      Except as otherwise provided herein, each party shall be solely responsible for all expenses incurred by it in connection with this Agreement, including, without limitation, fees and expenses of its own counsel and accountants, and shall not be entitled to any reimbursement therefor from the other party hereto.

      Each party hereby agrees that it will not file, or cause to be filed, a copy of this Agreement, or any Exhibit pertaining hereto, in the public records in any County in the State of Texas or any parish in the State of Louisiana, unless such filing is a part of a suit to compel performance hereunder. It is hereby agreed that a Memorandum of this Agreement, including the Exhibits hereto, may be filed in each of the Parishes in the State of Louisiana where the Prospects, the Additional Prospects, the Lease Options, the New Lease Options and/or Leases are located, and a copy of such Memorandum may also be filed in the Real Property Records of Harris County, Texas and/or with the Secretary of State of the State of Texas.

      If any term or other provision of this Agreement is rendered invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect to long as the economic or legal substance of the transactions contemplated hereby is not affected.

      Time is of the essence regarding the performance of all terms, conditions and provision of this Agreement by the parties hereto.

      It is agreed that there is no Are of mutual Interest as between the parties hereto.

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      It is understood, agreed and acknowledged that the Generating Geologists were previously employed by, or affiliated with Texoil. Daniel L. Smith, ("Smith") a Generating Geologist, is a shareholder of Texoil, and is currently affiliated with TMRX on a consulting basis, and is being compensated by TMRX for his services to originate, generate and develop geological prospects, including, but not limited to, the use of the Data, the Prospects and the Additional Prospects. Texoil hereby agrees that it shall not request that Smith provide Texoil with any information regarding TMRX business by virtue of his ownership in Texoil or outside his scope of duties as exclusive Independent Contractor for TMRX. Further, Texoil hereby releases Smith, TMRX and TMRX's officers, directors, employees and shareholders and the other Generating Geologists from any liabilities, claims and damages of Texoil against Smith, TMRX and TMRX's officers, directors, employees and shareholders and the other Generating Geologists pertaining to any information and/or knowledge concerning, or pertaining to, the Data, the Prospects and/or the additional Prospects which are purchased by TMRX which Smith and the other Generating Geologists may have, or may be privileged to , as a result of Smith's and the other Generating Geologist's prior employment by or affiliation with Texoil.

      For and in consideration of the mutual covenants and agreements entered herein the parties agree as follows:

      Texoil does hereby release, remise, give up, quit claim, settle, compromise, acquit and forever discharge TMRX from any and all claims (existing and future), demands and causes of action for damages of any kind arising from any actions by TMRX up to and including the date hereof regarding the Prospects and Additional Prospects.

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
      TMRX does hereby release, remise, give up, quit claim, settle, compromise, acquit and forever discharge Texoil from any and all claims (existing and future), demands an causes of action for damages of any kind arising from any actions by Texoil up to and including the date hereof regarding the Prospects and Additional Prospects.

      This mutual release shall not be deemed to in any way affect any of the agreements set out in this Agreement, rather it is for the purpose of resolving any possible additional matters between Texoil and TMRX regarding the Prospects and Additional Prospects.

      IN WITNESS WHEREOF, Texoil and TMRX have executed and delivered this Agreement as of the effective date first written above.

                                    TEXOIL COMPANY

                                    By:/S/ WALTER L. WILLIAMS
                                    Its:

                                    TEXAS MERIDIAN RESOURCES
                                    EXPLORATION, INC.

                                    By:/S/ JOSEPH A. REEVES, JR.
                                    Its:

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